Exhibit 99.1
FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063
Aircastle Announces Quarterly Dividend
Stamford, CT. June 10, 2009 — Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a second quarter cash dividend on its common shares of $0.10 per share, payable on July 15, 2009 to shareholders of record on June 30, 2009.
Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of March 31, 2009 Aircastle’s aircraft portfolio consisted of 130 aircraft comprising a variety of passenger and freighter aircraft types that were leased to 58 lessees located in 32 countries.
For more information regarding Aircastle and to be added to our email distribution list, please visit http://www.aircastle.com.